July 8, 1996



Mr. Mark S. Coburn
University of California, Santa Cruz
Contracts and Grants Office
399C Applied Sciences Building
Santa Cruz, California 95064


Dear Mr. Coburn:

The purpose of this letter is to confirm and to reduce to writing the agreement of Amtech Systems, Inc. ("Sponsor") and The Regents of The University of California ("University") to modify the Research Agreement ("Agreement") between them dated March 2, 1994, as provided in Article 1.1 and below.

Because of delays in the performance of this project, and to provide sufficient time for the University to complete Phase II of the Photo-CVD Project as contained in the report and proposal of Roger Anderson, Ph.D dated February 27, 1996, including but not limited to completion of the work to demonstrate the potential of the NIQ and excimer lamps in various Photo-CVD processes, process development, investigation of alternative process chemistries for the deposition of silicon oxide, silicon nitride, and other materials such as tantalum penta-oxide using Excimer laser activated CVD and to possibly facilitate augmentation of the budget beyond the NIQ lamp, excimer lamp, and excimer laser phases, the Sponsor and the University hereby agree to extend the Agreement to the later of October 31, 1996, or the completion of the proposed work for Phase II.

NOW, THEREFORE, the first sentence of Article 2.1 is hereby modified to read, "The period of performance of this Agreement is March 1, 1994 through the later of October 31, 1996 or the date on which the work contemplated by the February 27, 1996 proposal for Phase II of the Photo-CVD Project has been completed and a report thereon provided to the Sponsor."

FURTHERMORE, the first sentence of Article 4.1 is hereby modified as follows: It is agreed to and understood by the parties hereto that, subject to Article 2, the total cost to the Sponsor shall not exceed $599,148," an increase of $243,743 over the initial contract amount, to complete and report on the work of Phase II of the

                                                   Continued on next page.......

Mr. Mark S. Coburn
University of California, Santa Cruz
July 8, 1996
Page 2

Photo-CVD Project as contained in the report and proposal of Roger Anderson, PhD. dated February 27, 1996, including but not limited to complete the work to demonstrate the potential of the NIQ and excimer lamps in various Photo-CVD processes, process development, and an investigation of alternative process chemistries for the deposition of silicon oxide, silicon nitride, and other materials such as tantalum penta-oxide using Excimer laser activated CVD. It is expressly understood that this increase includes salaries of support staff through the later of October 31, 1996 or the completion of the work and report on Phase II of the Photo-CVD Project and 3 months of salary for Roger Anderson, Ph.D for the summer months of calendar year 1996. It is understood that this extension involves no additional cost to Amtech Systems, Inc., the Sponsor, beyond the increase stated above, even if the University requires time beyond October 31, 1996 to complete and report on Phase II.

There are now commercially available excimer lamps that are not based upon the disclosed designs of Roger W. Anderson, Ph.D.

THEREFORE, the first paragraph of Article 8.2 is hereby replaced with the following: "Unless it is determined by a court of competent jurisdiction that University is unable to do so and provided that Sponsor pays its share of the costs of the research project supported by this Agreement as set forth in
Article 4.1, as amended, Sponsor shall be given a time-limited first right to negotiate an exclusive, royalty-bearing license to make, use and sell any patentable invention which is either 1) both (a) included in Method B or Method C and (b) first actually reduced to practice in the performance of research under this Agreement ("Research Invention") or 2) conceived and first actually reduced to practice in the performance of research under this Agreement. This license right shall exclude those patentable inventions using laser light sources which are the disclosed methods of Roger W. Anderson, Ph.D. The license right shall also exclude those patentable inventions using rare gas halogen excimer light sources which are based upon the disclosed designs of Roger W. Anderson, Ph.D, unless they are commercially available in the market place. It is understood and agreed that the Sponsor already has the right to make, use and sell products that include commercially available excimer lamp(s) and Method A, without requiring a license from the University. It is also understood and agreed that Method A shall be the primary focus of this Research."

Nothing in this letter in any way modifies any of the other provisions of the Research Agreement.

                                                   Continued on next page.......

Mr. Mark S. Coburn
University of California, Santa Cruz
July 8, 1996
Page 3


If the foregoing accurately reflects your understanding and you agree as set forth above, please have a copy of this letter signed by a duly authorized person and return it to us, whereupon it will become a binding amendment to the Research Agreement.

Very truly yours,

/s/ J.S. Whang

J.S. Whang
President


JSW:rh





ACCEPTED AND AGREED TO:
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA



By:  /s/ Mark Coburn
   -----------------------------------------------


Their:  Director, Office of Sponsored Projects
      --------------------------------------------